Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FleetBoston Financial Savings Plan

Year ended December 31, 2002

FleetBoston Financial Savings Plan

Financial Statements
and Supplemental Schedule

Year ended December 31, 2002

Report of Independent Auditors

To the FleetBoston Financial Corporation
     Retirement Committee and Participants
FleetBoston Financial Savings Plan

We have audited the accompanying statements of net assets available for benefits of the FleetBoston Financial Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002 and 2001, and the changes in its net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2002, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/	ERNST & YOUNG LLP

Boston, Massachusetts
June 6, 2003

FleetBoston Financial Savings Plan

Statements of Net Assets Available for Benefits

	December 31
	2002	2001

Assets
Investments, at fair value	$2,478,716,381	$2,531,211,238
Transfer receivable from other plans (Note 1)	–	371,675,987
Dividends and interest receivable	10,722,422	9,713,285
Principal cash	–	96,394

Net assets available for benefits	$2,489,438,803	$2,912,696,904

See accompanying notes.

FleetBoston Financial Savings Plan

Statement of Changes in Net Assets Available for Benefits

Year ended December 31, 2002

Additions
Interest and dividend income	$78,514,974

Contributions:
Participating employees’ voluntary contributions	125,281,981
Employer contributions	74,267,617
Rollovers	13,896,752

213,446,350

Total additions	291,961,324

Deductions
Participants’ withdrawals	(253,315,074)
Net depreciation in fair value of investments	(551,677,001)

Total deductions	(804,992,075)

Net decrease before transfers	(513,030,751)

Transfers
Transfer from Crabbe Huson Group Inc. 401(k) Profit Sharing Plan	2,127,095
Transfer from Quick & Reilly, Inc. / Fleet Securities, Inc. Retirement Trust	87,645,555

Total transfers	89,772,650

Net decrease	(423,258,101)

Net assets available for benefits at beginning of year	2,912,696,904

Net assets available for benefits at end of year	$2,489,438,803

See accompanying notes.

FleetBoston Financial Savings Plan

Notes to Financial Statements

December 31, 2002

1.   Description of the Plan

The FleetBoston Financial Savings Plan (the Plan) was adopted by FleetBoston Financial Corporation (the Company, FBF or Employer) effective January 1, 1989. The Plan has been subsequently amended at various times to affect the combination of certain other benefit plans and various regulatory changes, including the most recent restatement of the Plan effective January 1, 2002.

The Plan is a defined contribution plan sponsored by the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Fleet National Bank, a subsidiary of the Company, serves as trustee for the Plan.

The subsidiaries and affiliates of the Company that are participating employers in the Plan are:

AFSA Data Corp. (prior to 5/31/02)	Fleet Investment Services, Inc.

Columbia Management Group, Inc.	Fleet National Bank

Crabbe Huson Group, Inc.	Fleet Precious Metals, Inc.

FFG Asset Holding Company, Inc.	Fleet Securities, Inc.

FIS Securities, Inc.	Fleet Specialist, Inc.

Fleet Bank (R.I.), N.A.	Industrial Leasing Corp of Fitchburg, Inc.

Fleet Maine, N.A.	Industrial Leasing Corp of Massachusetts, Inc.

Fleet Business Credit Funding Corporation	Industrial Leasing Corp of Springfield, Inc.

Fleet Capital Corporation	Industrial National Leasing Corporation

Fleet Clearing Corporation	Liberty Asset Management Company

Fleet Community Development Corporation	Liberty Funds Group, LLC

Fleet Credit Card Services, L.P.	Liberty Newport Holdings, Limited

Fleet Home Equity USA, Inc.	Liberty Wanger Asset Management, L.P.

Fleet Insurance Agency, Inc.	OneFed Leasing Corporation

Fleet Insurance Company	Progress Investment Management, Inc.

Fleet Investment Advisors, Inc.	Quick & Reilly, Inc.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

1.     Description of the Plan (continued)

Effective January 1, 2002, individuals who were employed by Liberty Wanger Asset Management, L.P. (Wanger) and Crabbe Huson Group, Inc. (Crabbe Huson) on November 1, 2001, became eligible to participate in the Plan and eligible for employer matching contributions of 100% of their basic tax deferred contribution (up to 6%). Each Wanger employee shall be vested in the employer matching contributions 33 1/3% after 2 years and 100% after 3 years. Each Wanger and Crabbe Huson employee’s vesting and eligibility service includes prior service with Wanger and Crabbe Huson.

Also effective January 1, 2002, individuals who were employed by Quick & Reilly, Inc. / Fleet Securities, Inc. became eligible to participate in the Plan and eligible for employer matching contributions of 100% of their basic tax deferred contribution (up to 6%) beginning the quarter following one year of service; vesting and eligibility requirements includes all prior service with Quick & Reilly, Inc. / Fleet Securities, Inc.

Transfers

Effective July 1, 2002, the Crabbe Huson Group, Inc. 401(k) Profit Sharing Plan (Crabbe Huson Plan) was merged into the Plan. The Plan was amended to effect a plan merger and total assets transferred to the Plan were $2,127,095. Each Crabbe Huson participant who had not previously become a participant in the Plan became a Plan participant on July 1, 2002. Crabbe Huson participants with investments under the Crabbe Huson Plan in a self-directed brokerage option had those amounts transferred to a self-directed brokerage option in the Plan. After the merger, no additional amounts can be invested in the self-directed brokerage option, however amounts may be transferred from the self-directed brokerage option to other Plan investments.

Effective September 1, 2002, the Quick & Reilly, Inc. / Fleet Securities, Inc. Retirement Trust (Q&R Plan) was merged into the Plan. The Plan was amended to effect a plan merger and total assets transferred to the Plan were $87,645,555. Each participant of the Q&R Plan who had not previously become a participant in the Plan became a Plan participant on September 1, 2002. Each participant who was a Quick & Reilly, Inc. / Fleet Securities, Inc. employee on September 1, 2001 or December 31, 2001, was 100% vested in the portion of their account attributable to the Q&R Plan.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

1.     Description of the Plan (continued)

Effective December 31, 2001, the Summit Bancorp Savings Incentive Plan (Summit) was merged into the Plan. The Plan was amended to effect a plan merger and total assets transferred to the Plan were $310,454,386. All Summit participants who were eligible employees under the Summit Plan became eligible to participate in the Plan on January 1, 2002. In addition, all Summit participants who were hired on or prior to February 28, 2001, were vested 100% in their accounts.

Effective December 31, 2001, assets attributable to certain participant accounts of the Liberty Financial Companies, Inc. Savings and Investment Plan were transferred to the Plan. The Plan was amended to effect a plan-to-plan transfer and total assets transferred to the Plan were $61,221,601. All eligible Liberty employees became eligible to participate in the Plan on November 1, 2001.

2.     Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation

Investments are stated at fair value. Securities traded on national securities exchanges are valued at the last reported sales price on the last business day of the year. The Company’s stock is valued at its quoted market price. Investments in mutual funds and common/collective trusts are valued at the redemption price established by the trustee of the fund generally based on the fair value of the underlying assets. Short-term investments and participant notes receivable are valued at cost, which approximates fair value.

Security Transactions

Securities purchased and sold are recorded on the respective trade dates. Realized profits and losses are computed based on the average cost of securities sold.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

2.     Summary of Significant Accounting Policies (continued)

Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

In the event of withdrawal, participants in the FBF Common Stock Fund may receive shares of the common stock of the Company. The realized gain or loss resulting from distributions in kind is based on the difference between the average cost and the value of the stock on the effective date of the distribution.

Administrative Expenses

All expenses associated with the administration of the Plan, with the exception of investment management fees, are paid directly by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.     Investments

The Plan has a Trust Agreement with Fleet Bank as Trustee, providing for the management, investment and reinvestment of Plan assets.

Each participant chooses the fund or funds in which contributions are to be invested. Contributions can be invested entirely in one fund or split between two or more funds in one percent multiples effective January 1, 2002, five percent prior to such date. A participant may change the fund or funds into which current contributions are being invested daily. A participant may convert the amount in any fund into any one or more of the other funds on a daily basis.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

3.     Investments (continued)

The following investments represent 5% or more of the Plan’s net assets available for benefits at December 31:

	2002	2001

Liberty Equity Growth Fund-Class Z (formerly, Galaxy Equity Growth Fund)	$146,368,988	$211,585,021
Dodge & Cox Balanced Fund	136,766,589	—
Fleet Stable Asset Fund (Fixed Rate Fund)	731,874,566	557,190,996
FleetBoston Financial Corporation – common stock	525,475,251	678,826,324
Liberty Quality Plus Bond Fund-Class Z	138,713,377	—
Liberty Large Cap Core Fund-Class Z (formerly, Galaxy Growth and Income Fund)	181,550,547	222,042,799
Fidelity Advisor Institutional Equity Income Fund – Class I	133,763,935	149,038,274
Liberty Small Company Equity Fund-Class Z (formerly, Galaxy Small Company Equity Fund)	—	141,845,392
Liberty Large Company Index Fund (formerly, Galaxy Large Company Index Fund)	—	130,558,582

During the year ended December 31, 2002, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

2002

FleetBoston Financial Corporation – common stock	$(256,992,237)
Common Stock (Advanta Corp. Class A and Class B shares)	4,409
Mutual funds	(294,689,173)

$(551,677,001)

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

4.     Contributions

Each participant may elect to contribute not less than one percent nor more than thirty-five percent (fifteen percent prior to January 1, 2002) of their compensation to the Plan by regular payroll deductions. For purposes of the Plan, compensation is generally defined as the base salary plus overtime. If base salary is less than $75,000, commissions and non-discretionary incentive pay is included until pay reaches a combined maximum of $75,000. Eligible compensation does not include bonuses, payments for long-term disability, amounts paid for unused vacation, or lump sum salary continuation payments paid as part of a severance agreement. Eligible pay also may include non-lump sum salary continuation pay, but only if provided for under an applicable severance arrangement.

The employer contributes a matching amount depending on years of vesting service as follows: 50% for each dollar contributed (up to 6% of eligible pay) during the first four calendar quarters beginning the quarter following the date on which a participant completes one year of vesting service; 75% for each dollar contributed (up to 6% of eligible pay) during the next four calendar quarters, and 100% for each dollar contributed (up to 6% of eligible pay) during any calendar quarter thereafter.

Effective for the 2002 Plan year, a participant must be an employee as of December 20, 2002, to receive the employer matching contributions. Participants who terminate prior to December 20, 2002, due to severance, total disability, death, to enter military service, after completion of temporary assignment, or who are retirement eligible at termination also receive the employer matching contributions. Effective January 1, 2003, eligible participants receive employer contributions on a biweekly basis.

A full-time employee is immediately eligible to become a participant without any service requirement. Part-time employees are eligible to participate the quarter following one year of eligibility service. An employee is credited with a year of service when he or she completes a minimum of 1,000 hours of service during the first 12 months of employment or in any calendar year beginning after the hire date. Special rules apply for participants transferring in from other plans.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

5.     Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.

The following table sets forth the basic vesting schedule for employer matching contributions to the Plan, which is subject to the special rules for participants transferred in from other plans:

Full Years of	Percentage of Employer
Vesting Service	Account Vested

Fewer than 2 2 3 4 5 or more	0 25 50 75 100	% % % % %

A participant becomes fully vested if they reach their normal retirement date (age 65), they become totally disabled, or they die.

Forfeitures of account balances which are not vested are used to decrease future matching contributions by the employer. For the year ended December 31, 2002, employer contributions were offset by non-vested forfeited amounts totaling approximately $1,673,525.

If a participant terminates employment and receives the vested portion of the employer account immediately following such termination, the non-vested portion is forfeited as of the effective date of the participant’s lump sum distribution.

A forfeiture of the non-vested portion of a participant’s employer account will also occur after six consecutive years of absence. If a participant is rehired prior to such six consecutive years of absence, the forfeited portion of their employer account will be restored; provided, however, that if such participant received a distribution of their vested account, they must repay to the Plan all amounts in their company matching account previously distributed to them from the Plan.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

6.     Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and Plan earnings. Plan earnings are computed daily for each fund. The earnings are credited to participants’ accounts daily based upon the proportion of each participant’s weighted average account balance to the total value of the fund. Loan interest is credited to the investment funds of the participant making the payment.

7.     Loans to Participants

Participants may borrow up to one-half of their total vested account. The minimum amount of any loan is $1,000. The maximum amount of any loan may not exceed $50,000 reduced by the highest outstanding loan balance of any loan outstanding in the previous twelve months. Loans are made for a period of 3 to 54 months and bear interest at the prime rate of interest plus one percent.

Each loan is treated as a separate investment of the borrowing participant’s account. The cash for the loan is withdrawn from the participant’s investment funds and the principal amount is recorded as a receivable in the loan fund. The principal and interest payments made are credited to the participant’s investment funds. The loan fund is reduced by the principal portion of each payment.

When a participant is terminated, the entire balance of each loan becomes due and payable by the end of the quarter following the quarter in which the participant terminates and is deducted from the participant’s vested account balance if not repaid within this period.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

8.   Distributions

A participant who retires or becomes totally disabled has the following choices as to the distribution of his or her account:

a)	Lump sum distribution in cash.

b)	Lump sum combination of whole shares of the Company’s common stock representing the value of all or a portion of their vested interest in the FBF Common Stock Fund and the balance of their vested account (including the value of any fractional shares of the Company’s common stock) in cash.

c)	Quarterly or annual installments in cash over a period not to exceed fifteen years.

d)	Partial withdrawals in cash; no more than one partial withdrawal is allowed in each twelve-month period.

e)	The Plan Administrator may automatically direct the distribution of accounts with vested account balances less than $5,000.

In the event of termination of employment other than retirement, the participant’s account will be distributed at the participant’s discretion as either a lump sum distribution in cash or a lump sum distribution in cash of the amount in all funds plus shares of the Company’s common stock representing their account in the FBF Common Stock Fund. The lump sum payments may be deferred until a later date, but not beyond age 70 1/2.

Beneficiaries of participants may elect lump-sum distribution (including whole shares of FBF common stock representing the value of all or a portion of the interest in the FBF Common Stock Fund) or installments.

A participant may apply for a withdrawal up to their total account balance, excluding pre-1988 earnings, in the event of financial hardship. All such withdrawals are subject to the approval of the Plan Administrator. Financial hardship is determined by the Plan Administrator in accordance with safe harbor regulations and with uniform non-discriminatory standards. In addition, a participant may elect to make discretionary withdrawals from the vested portion of their account subject to certain limitations. Discretionary withdrawals can be made once every six months.

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

9.     Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated March 24, 1999, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving a determination letter but the Retirement Committee believes that the Plan continues to qualify as a tax-exempt defined contribution plan, and the Retirement Committee is not aware of any course of action or series of events that has occurred that might adversely affect the Plan’s qualified status.

10.     Right to Terminate

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

11.     Transactions With Parties-In-Interest

Certain Plan investments are shares of Company stock, mutual funds and common trust funds that are administered by the Company. The Company is the Plan’s trustee; therefore, these transactions qualify as party-in-interest transactions.

12.     Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2002	2001

Net assets available for benefits per financial statements	$2,489,438,803	$2,912,696,904
Amounts allocated to withdrawn participants	(784,743)	(8,280,647)

Net assets available for benefits per Form 5500	$2,488,654,060	$2,904,416,257

FleetBoston Financial Savings Plan

Notes to Financial Statements (continued)

12.     Differences Between Financial Statements and Form 5500 (continued)

Amounts allocated to withdrawn participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year-end but not yet paid.

13.     Subsequent Events

The Progress Investment Management Company Employee Savings Plan was merged into the Plan effective May 1, 2003. The Plan was amended to effect a plan merger and total assets transferred to the Plan were $727,771. The Columbia Management Company Employees’ Retirement Plan was merged into the Plan effective June 1, 2003. The Plan was amended to effect a plan merger and total assets transferred to the Plan were $32,077,516. The Quick & Reilly / Fleet Securities Inc. 401(k) Plan and the Liberty Wanger Asset Management Profit Sharing and Savings Plan are scheduled to be merged into the Plan in 2003.

In addition, effective February 28, 2003, the following changes were made to the investments available in the Plan.

The following funds representing new asset classes were added as follows:

•	Columbia High Yield Fund-Class Z

•	Lord Abbett Mid Cap Value Fund-Class A

•	Liberty Small Cap Fund-Class Z

Also, five funds were replaced as follows:

•	Liberty Asset Allocation Fund-Class Z, replaced by AIM Balanced Fund-Class A.

•	Liberty Large Cap Core Fund-Class Z, replaced by Liberty Growth & Income Fund-Class Z.

•	Putnam New Opportunities Fund-Class A, replaced by MFS Massachusetts Investors Growth Stock Fund-Class A.

•	Liberty International Equity Fund-Class Z, replaced by Putnam International Equity Fund-Class A.

•	Fixed Rate Fund, replaced by Fleet Stable Asset Fund.

Supplemental Schedule

FleetBoston Financial Savings Plan

Employer Identification No. 05-0341324
Plan No. 002

Schedule H, Line 4i, Schedule of Assets (Held at End of Year)

December 31, 2002

		Current
Description	Shares	Value

Fidelity Advisor Institutional Equity Income Fund-Class I	6,525,070	$133,763,935
Dodge & Cox Balanced Fund	2,251,302	136,766,589
Putnam New Opportunities Fund-Class A	1,256,750	35,729,400
Templeton Foreign Fund-Class A	4,625,414	38,437,193
T. Rowe Price Mid Cap Growth Fund	1,535,372	47,657,948
SSGA Money Market	317,030	317,030
IDA Non-Cash Securities	329,455	329,455

Galaxy Money Market Fund*	12,210,334	12,210,334
Liberty Equity Growth Fund-Class Z*	9,194,032	146,368,988
Liberty Quality Plus Bond Fund-Class Z*	12,146,530	138,713,377
Liberty Asset Allocation Fund-Class Z*	4,182,787	53,706,986
Liberty Small Company Equity Fund-Class Z*	7,888,662	95,137,262
Liberty International Equity Fund-Class Z*	4,376,951	41,055,796
Liberty Large Company Index Fund-Class Z*	5,744,755	121,329,231
Liberty Large Cap Core Fund-Class Z*	17,957,522	181,550,547
Fleet Stable Asset Fund* (Fixed Rate Fund)	73,187,457	731,874,566

FleetBoston Financial Corporation – common stock*	21,624,496	525,475,251
Advanta Corp. Class A Common Stock	3,671	32,969
Advanta Corp. Class B Common Stock	29,883	280,601

Participants notes receivable*	4.75% - 10.5%	37,978,923

		$2,478,716,381

* Indicates party-in-interest to the Plan